                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Southwest Water Company


We consent to the use of our report dated January 27, 1997, incorporated herein by reference in the Registration Statement on Form S-8 of Southwest Water Company, relating to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Southwest Water Company.


                                         /s/ KPMG Peat Marwick LLP


Los Angeles, California
October 28, 1997